ACQUISITION AND REORGANIZATION AGREEMENT


     This Agreement, entered into this 8th day of June 1999, between and among Renu-U International, Inc., a corporation organized under the laws of the state of Delaware (hereinafter referred to as "the Purchaser"), RGB Technology Group, Inc., a corporation organized under the laws of the state of Delaware (hereinafter referred to as "the Company"), and a subsidiary of Kimrose Holdings, a Hong Kong corporation, (hereinafer referred to as "Shareholder").

Witnesseth

     WHEREAS, Purchaser wishes to acquire, and Shareholder is willing to sell, all of the outstanding stock of the Company in exchange for common stock of the Purchaser;

     NOW, THEREFORE, in consideration of the mutual terms and covenants set forth herein, Purchaser and Shareholder and Company approve and adopt this Acquisition Agreement and mutually covenant and agree with each other as follows:

ARTICLE I
Shares to be Transferred and Shares to be Issued

     1.01 a. On the closing date the Shareholder shall transfer to Purchaser certificates for the number of shares of the common stock of the Company described in Schedule A, attached hereto and incorporated herein, which in the aggregate shall represent all of the issued and outstanding shares of stock of the Company. Such certificates shall be duly endorsed in blank by Shareholder or accompanied by duly executed stock powers in blank with signature guaranteed. Alternatively, the shareholders may assign their rights to the shares if the shares have not been physically issued in the form of stock certificates.

          b. In exchange for the shares of the company, the Purchaser shall issue to the shareholder 60,000,000 shares of its restricted .001 par value common stock. The shares will not be registered with the Securities and Exchange Commission, but will be issued pursuant to an exemption therefrom. To qualify for the exemption, the shareholder must acquire for investment purpose, without a view towards distribution. The shares will be restricted and the certificates representing the shares and will bear a restrictive legend.

     1.02 The parties intend that this acquisition and exchange of shares is to be an exchange/transaction pursuant to Section 368(a)(1)(b) of the Internal Revenue Code of the United States.

ARTICLE II
Representations and Warranties of Shareholder

     2.01 Ownership of Stock.

     Shareholder, Kimrose Holdings, is the record owner and holder of the number of paid and nonassessable shares of the Company listed in Schedule A hereto as of the date hereof and will continue to own such shares of the stock of the Company until the delivery thereof to the Purchaser on the closing date and all such shares of stock are, or will be on the closing date, owned free ad clear of all liens, encumbrances, charges and assessments of every nature and subject to no restrictions with respect to transferability. The Shareholder will have full power and authority to assign and transfer its shares of the company in accordance with the terms hereof.

ARTICLE III
Representations and Warranties of the Company and the Shareholder

     3.01 Capitalization.

     Except for this Agreement, there are no outstanding options, contracts, calls, commitments, agreements, or demands of any character relating to the stock of the Company owned by Shareholder.

     3.02 Organization and Authority.

          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of organization, with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted, is duly qualified and in good standing in every jurisdiction in which the property owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification necessary to avoid material liability or material interference in its business operations, and is not subject to any agreement, commitment or understanding which restricts or may restrict the conduct of its business in any jurisdiction or location.

          (b) The outstanding shares of the Company are legally and validly issued, fully paid, and nonassessable.

           (c) The minute book of the Company is available to Purchaser and contains complete and accurate records of all meetings and other corporate actions of the shareholder and the Board of Directors (and any committee thereof) of the Company.

           (d) The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated hereby will not violate any provisions or the certificate/articles of the incorporation or bylaws of the Company, or any provisions thereof, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which the Company is a party, or by which it is bound, and will not violate any other restriction of any kind or character to which it is subject.

           (e) The authorized capital stock of the Company is 10,000,000
(ten million) shares of common stock, $0.001 par value, of which approximately 2,000,000 (two million) shares of such stock will be issued and outstanding at the time of closing.

     3.03 Financials.

          (a) The Company is a new company. Audited financial statements (hereafter "financial statements") of the Company have not been delivered to the Purchaser as they are not available.

          (b) The Company has good and marketable title to all of its assets, business and properties including, without limitation listed in schedule A.

              (c) All currently used property and assets of the Company, or in which it has an interest, or which it has in possession, are in good operation condition and repair subject only to ordinary wear and tear.

     3.04 Liabilities.   There are no material liabilities of the
Company, whether accrued, absolute, contingent, or otherwise. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities.

     3.05 Taxes.      All federal, province, county and local income, ad
valorem, excises, profits, franchise, occupation, property, sales, use gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by the Company, and there are no unpaid taxes which are, or could become a lien on the properties and assets of the Company. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued.

     3.06 Accuracy of All Statements Made by Company. No representation or warranty by the Company and Shareholder in the Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of the Shareholder pursuant to this Agreement, nor any document or certificate delivered to Purchaser pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein no misleading.

     3.07 Limitation of Subsequent Corporate Actions. It is expressly understood and agreed that the Purchaser, and its affiliates will take all steps necessary to insure that for a period of eighteen months all the assets transferred into the Purchaser shall remain in place as part of the business operations nor shall the assets of the Company be transferred, sold or in any way disposed of. It is further acknowledged that the Purchaser may issue additional shares for further acquisitions or to obtain capital.

ARTICLE IV
Representations and Warranties of Purchaser

     Purchaser represents and warrants as follows:

     4.01 Organization and Authorization.

     The Purchaser is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into and perform the transactions contemplated by the Agreement, and with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted, is duly qualified and in good standing in every jurisdiction in which the property owned, leased, or operated by it, or the nature of the business conducted by it, makes such qualification necessary to avoid material liability or material interference in its business operations, and is not subject to any agreement, commitment or understanding which restricts or may restrict the conduct of its business in any jurisdiction or location. The Purchaser is presently qualified to do business in the state of Utah.
The Purchaser is also publicly trading on the NASD OTC Bulletin Board (Symbol:
RNUI) and is a fully reporting corporation under the Securities and Exchange Act. It is understood that the Purchaser is not current with its reporting and the company and the Shareholder undertake to file all reports to bring the company current.

          (a) The outstanding shares of the Purchaser are legally and validly, issued, fully paid, and nonassessable.

              (b) The Purchaser does not own five percent (5%) or more of the outstanding stock of any corporation.

          (c) The minute book of the Purchaser made available to the Company and Shareholder contains accurate records of meetings and other corporate actions of the shareholders and the Board of Directors (and any committee thereof) of the Purchaser.

          (d) The Disclosure Statement contains a list of the officers, directors, and shareholders of the Purchaser and copies of the articles of incorporation and by-laws currently in effect with the Purchaser.

          (e) The execution and delivery of this Agreement does not, and the consummation of the transaction contemplated hereby, will not violate any provision of the certificate, articles of incorporation or by-laws of the Purchaser, or any provisions thereof, or result of the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which the Purchaser is a party, or by which it is bound, and will not violate any other restriction of any kind or character to which it is subject.

              (f) The authorized capital stock of the Purchaser is 100,000,000 (one hundred million) shares of common stock, $0.001 par value, of which at 69,961,241 (sixty-nine million nine hundred sixty-one thousand two hundred and forty-one) shares of such stock will be issued and outstanding at the time of closing (inclusive of the shares issued pursuant to the acquisition).

          4.02 Performance of this Agreement.     The execution and
performance of this Agreement and the issuance of stock contemplated hereby have been authorized by the board of directors of Purchaser.

          4.03 Financials.

               (a) True copies of the financial statements of the Purchaser as of June 8, 1999 have/will be completed and delivered by the Purchaser to the Company. Said financial statements are true and correct in all material respects and present and accurate and completed disclosure of the financial condition and earnings of the Purchaser for the periods covered in accordance with generally accepted accounting principles applied on a consistent basis.

               (b) All accounts receivable, if any, (net reserves for doubtful accounts) of the Purchaser shown on financial statement, and as incurred in the normal course of business since that date, are collectible in the normal course of business.

               (c) The Purchaser has good and marketable title to all of its assets, business and properties including, without limitation, all such properties reflected in the aforementioned balance sheet, except as disposed of in the normal course of business, free and clear of any mortgage, lien, pledge, charge, claim or encumbrance, except as shown on said balance sheet and, in the case of real properties, except for rights-of-way and easements which do not adversely affect the use of such property.

          4.04 Accuracy of All Statements Made by Purchaser.      No
representation or warranty by the Purchaser in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by the Purchaser pursuant to this Agreement, nor any document or certificate delivered to the Company or the Shareholder pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

          4.05 Legality of Shares to be Issued.   All shares of Purchaser
to be delivered pursuant to this Agreement, when so delivered, will have been duly and validly authorized and issued by Purchaser and will be fully paid and nonassessable.

ARTICLE V
Covenants of Shareholder/Purchaser

          5.01 Access to Information. Purchaser and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts and documents of the Company prior to the Closing of this transaction, and the Company shall furnish or cause to be furnished to Purchaser and its authorized representative all information with respect to its affairs and businesses of the Company as Purchaser may reasonably request. The Company and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts and documents of the Purchaser prior to the Closing of this transaction, and the Purchaser shall furnish or cause to be furnished to Company and its authorized representative all information with respect to its affairs and business of the Purchaser as Company may reasonably request.

     5.02 Actions Prior to Closing.       From and after the date of this
Agreement and until the closing date, the Company and Purchaser shall not materially alter their businesses.

ARTICLE VI
Conditions Precedent in Purchaser's Obligations

     Each and every obligation or Purchaser to be performed on the closing date shall be subject to the satisfaction of the Purchaser of the following conditions:

     6.01 Truth of Representations and Warranties.     The representations
and warranties made by the Company and Shareholder in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date.

     6.02 Compliance with Covenants.    The Company and Shareholder
shall have performed and complied with all obligations under this Agreement which are to be performed or complied with by them prior to or on the closing date, including the delivery of the closing documents specified hereafter.

     6.03 Absence of Suit.    No action, suit or proceedings before any court
or any governmental or regulatory authority shall have been commenced or threatened and, no investigation by any governmental or regulatory authority shall have been commenced against the Shareholder, the Company or any of the affiliates, associates, officers or directors of any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with any of such transactions.

     6.04 Receipt of Approvals, Etc.    All approvals, consents, and/or
waivers that are necessary to effect the transactions contemplated hereby shall have been received.

     6.05 No Material Adverse Change.   As of the closing date, there shall
not have occurred any material adverse change which materially impairs the ability of the Company to conduct its business or the earning power thereof.

     6.06 Proceedings and Instruments Satisfactory: Certificates. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement shall have occurred and all appropriate documents incidental thereto as Purchaser may request shall have been delivered to Purchaser. The Company and the Shareholder shall have delivered certificates in such detail as Purchaser may request as to compliance with the conditions set forth in this Article VI.

ARTICLE VII
Conditions Precedent to Obligations
of the Company and Shareholder

     Each and every obligation of the Company and Shareholder to be performed on the closing date shall be subject to the satisfaction prior thereto of the following conditions:

     7.01 Truth of Representations and Warranties.     The representations
and warranties of Purchaser contained in this Agreement shall be true at and as of the closing date as though such representations and warranties were made at and as of the transfer date.

     7.02 Purchaser's Compliance and Covenants.        Purchaser shall
have performed and complied with its obligations under this Agreement which are to be performed or complied with by it prior to or on the closing date.

     7.03 Absence of Suit.    No action, suit or proceedings before any court
or any governmental or regulatory authority shall have been commenced or threatened and, no investigation by any governmental or regulatory authority shall have been commenced against Purchaser, or any of the affiliates, associates, officers or directors of the Purchaser seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with any of such transactions.

     7.04 Receipt of Approvals, Etc.    All approvals, consents, and/or
waivers that are necessary to effect the transactions contemplated hereby shall have been received.

     7.05 No Material Adverse Change.   As of the closing date, there shall
not have occurred any material adverse change which materially impairs the ability of the Purchaser to conduct its business or the earning power thereof on the same basis as in the past.

     7.06 Accuracy of Financial Statements.  The Company and the
Shareholder shall be satisfied as to the accuracy of all balance sheets, statements of income and other financial statements of the Purchaser furnished to the Company herewith.

     7.07 Proceedings and Instruments Satisfactory: Certificates. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement shall have occurred and all appropriate documents incidental thereto as the Company may request shall have been delivered to the Company. The Purchaser shall have delivered certificates in such details the Shareholder may request as to compliance with the conditions set forth in this Article VII.

ARTICLE VIII
Indemnifications

     The Shareholder and the Company shall indemnify and hold the Purchaser harmless from and against any loss, cost, expense or other damage (including, without limitation to, attorney's fees and expenses) suffered by Purchaser resulting from, arising out of, or incurred with respect to the falsity or the breach of any representation, warranty or covenant made by the Shareholder or the Company herein, and any claims arising from the operations of the Company prior to the closing date. Purchaser shall indemnify and hold the Shareholder and Company harmless from and against any loss, cost, expense or other damage (including, without limitation to, attorney's fees and expenses) resulting from, arising out of, or incurred with respect to, or alleged to result from, arise out of or have been incurred with respect to, the falsity or the breach of any representation, covenant, warranty or agreement made by Purchaser herein.

ARTICLE IX
Security Act Provision

     9.01 Restrictions on Disposition of Shares   Shareholder covenants
and warrants that the shares received are acquired for its own account and not with the present view towards the distribution thereof and will not dispose of such shares except (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (ii) in any other transaction which in the opinion of counsel, acceptable to Purchaser, is exempt from registration under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. In order to effectuate the covenants of this subsection, an appropriate endorsement will be placed upon each of the certificates of stock of the Purchase, at the time of distribution of such shares pursuant to this Agreement, and stop transfer instructions shall be placed with the transfer agent for the securities.

     9.02 Limited Public Market for Common Shares.     The Shareholder
acknowledges that the common shares being issued pursuant to this Agreement currently has a limited public market in which the shares may be liquidated and there is no assurance that such public market will grow or develop.

ARTICLE X
Closing

     10.01 Time The closing of this transaction ("closing") shall be effective June 8, 1999. Such date is referred to in this Agreement as the "closing date".

     10.02     Documents to be Delivered by Shareholder.    At the closing,
Shareholder shall deliver to Purchaser the following documents:

          (a) Certificates or assignments for all shares of stock of the company in the manner and form required by sub-section 1.01 hereof.

          (b) A copy of the by-laws of the Company certified by its secretary and a copy of the certificate of incorporation of the Company certified by the secretary of state.

          (c) Certificates or letters from Shareholder evidencing the taking of the shares in accordance with the provisions of this agreement and their understanding of the restrictions thereunder.

     10.03 Documents to be Delivered by Purchaser. At the closing Purchaser shall deliver to Shareholder the following documents:

          (a) Certificates for the number of shares of stock or Purchaser as determined in Article I hereof accompanied by stock powers.

          (b) A certified copy of the duly adopted resolutions of the board of directors or Purchaser authorizing or ratifying the execution and performance of this Agreement and authorizing or ratifying the acts of its officers and employees in carrying out the terms and provisions thereof.

          (c) A copy of the by-laws of the Company certified by its secretary, a copy of the certificates of incorporation of the Company certified by the secretary of state, the corporate minute book along with all financials.

          (d)  Resignation of the current Board of Directors.

ARTICLE XI
Termination and Abandonment

     This Agreement may be terminated and the transaction provided for by this Agreement may be abandoned without liability on the part of any part to any other at any time before the closing date.

          (a)  By mutual consent of Purchaser and the Shareholder.

          (b)  By Purchaser if any of the conditions provided for in
Article VI of this Agreement have not been met and have not been waived in writing by Purchaser.

          (c)  By the Company if any of the conditions provided for in
Article VII of this Agreement have not been met and have not been waived in writing by the Company.

     In the event of termination and abandonment by any party as above provided in this Article, written notice shall forthwith be given to the other party, and each party shall pay its own expenses incidental to preparation for the consummation of the Agreement and the transactions contemplated hereunder.

ARTICLE XII
Miscellaneous

     12.01 Notices. All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given, delivered by hand, or mailed certified or registered mail with postage prepaid:

     (a)  If to the Company for the  Shareholder, to:

          RGB Technology Group, Inc.
          4051 E. La Palma Ave., Suite C
          Anaheim, Ca  92807

     or to such other person and place as the Company and Shareholder shall furnish to Purchaser in writing:

     (b)  If to Purchaser, to:

          Renu-U International, Inc.
          3809 South West Temple, Suite 1B
          Salt Lake City, UT  84115

     or such person and place as Purchaser shall furnish to Company or Shareholder in writing.

          12.02       Announcements.      Announcements concerning the
transactions provided for in this Agreement by either the Company or Purchaser shall be subject to the approval of the other in all essential respects, except that the approval of the Company shall not be required as to any statements and other information which Purchaser may submit to its shareholders.

          12.03 Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by the statutes of the State of Utah, or United States of America.

          12.04     Assignment.    This Agreement may not be assigned in whole
or in part by the parties hereto without the prior written consent of the other party or parties which consent shall not be unreasonably withheld.

          12.05 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

          12.06 Holidays. If any obligation or act required to be performed hereunder shall fall due on a Saturday, Sunday or other day which is a legal holiday established by the State of Utah, such obligation or act may be performed on the next succeeding business day with the same effect as if it had been performed upon the day appointed.

          12.07     Computation of Time.     The time in which any obligation
or act provided by this Agreement is to be performed is computed by excluding the first day and including the last, unless the last day is a holiday, in which event such day shall also be excluded.

          12.08 Governing Law and Venue. This Agreement shall be governed by and interpreted pursuant to the laws of the State of Utah. Any action to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction within the State of Utah and in no other place.

          12.09 Partial Invalidity. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be effected thereby and each term, covenant, condition or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

          12.10     No Other Agreements.     This Agreement constitutes the
entire Agreement between the parties and there are and will be no oral representations which will be binding upon any of the parties hereto.

          12.11     Rights are Cumulative.   The rights and remedies granted
hereunder shall be in addition to and cumulative of any other rights or remedies provided under the laws of the State of Utah.

          12.12     Waiver.   No delay or failure in the exercise of any power
or right shall operate as a waiver thereof or as an acquiescence in default. No single or partial exercise of any power or right hereunder shall preclude any other or further exercise thereof or the exercise of any other power or right.

          12.13 Survival of Covenants, Etc. All covenants, representations, and warranties made herein to any party or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and shall remain in full force and effect until the obligations or such party hereunder have been fully satisfied.

          12.14     Further Action.     The parties hereto agree to execute
and deliver such additional documents and to take such other and further action as may be required to carry out fully the transaction(s) contemplated herein.

          12.15     Amendment      This Agreement or any provision hereof may
not be changed, waived, terminated or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

          12.16 Headings. The descriptive headings of the various sections or parts of the Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

          12.17 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts via facsimile, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto executed the foregoing Acquisition Agreement as of the day and year first above written.


     PURCHASER:                         Renu-U International, Inc.




                                   By:_________________________
                                         President


Attest:


COMPANY:                           RGB Technology Group, Inc.




                                   By:_________________________
                                         President
Attest:



SHAREHOLDER                        Kimrose Holdings




                                   By:


Attest:

SCHEDULE A


     2,000,000 (two million) shares of RGB Technology Group, Inc. common stock which represent all of its issued and outstanding stock.

     Assets of RGB Technology Group, Inc. including the exclusive rights to distribute Colormax color vision enhancement products in the United States of America, Australia, and New Zealand with all right of first refusal to all other counties and territories worldwide.

     All proprietary technology and information of RGB Technology Group, Inc.

     All trademarks and applications in process therefor to and of the above.

     All software and copyrights relating to and/or owned by the above.

     All business of the above.